Exhibit 99.1

May 2, 2018

Prudential Financial, Inc. Announces

First Quarter 2018 Results

●	Net income attributable to Prudential Financial of $1.363 billion or $3.14 per Common share versus $1.369 billion or $3.09 per share for year-ago quarter.

●	After-tax adjusted operating income of $1.340 billion or $3.08 per Common share versus $1.237 billion or $2.79 per share for year-ago quarter.

●	Significant items: Net income and adjusted operating income include a net benefit of 3 cents per Common share, in the current quarter and in the year-ago quarter, from items discussed later in this release.

  John Strangfeld, Chairman and CEO, commented on results:

 “Prudential delivered solid overall results in the first quarter as fundamentals and momentum remain robust. Our strong cash flows and capital position enabled us to return approximately $760 million to shareholders through dividends and share repurchases. As we look to the future, we continue to see solid growth and strong return prospects, while continuing to invest in our businesses to capture long-term opportunities.”

FIRST QUARTER BUSINESS HIGHLIGHTS

●	Individual Annuities gross sales of $1.7 billion, up 20% from the year-ago quarter. Higher net fees and return on assets reflect record-high average separate account balances and more favorable estimates of the profitability of the business as compared to the year-ago quarter.

●	U.S. Individual Life sales of $125 million, down 14% from the year-ago quarter, reflects lower guaranteed universal life sales from prior year pricing actions partially offset by increases in other product sales, including variable life.

●	Retirement account values of $427.6 billion, up 8% from a year earlier, reflects positive net flows and market appreciation over the past four quarters.

●	Group Insurance sales of $383 million, up 27% from the year-ago quarter, includes increases in market segments targeted for growth.

●	Investment Management segment assets under management of $1.156 trillion includes a record-high $604.8 billion of unaffiliated third-party institutional and retail assets under management, up 11% from a year earlier. Unaffiliated third-party net inflows, excluding money market, totaled $800 million for the current quarter.

●	International Insurance constant dollar basis sales of $745 million, down 17% from the year-ago quarter, reflects elevated sales in the prior year in advance of premium rate increases in Japan. Life Planner count, relatively consistent with the prior year, includes a 4% increase in Japan.

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Prudential Financial, Inc. First Quarter 2018 Earnings Release	Page 2

OTHER FINANCIAL HIGHLIGHTS

●	Returned approximately $760 million to shareholders through Common Stock repurchases and dividends in the first quarter.

●	Book value per Common share, based on generally accepted accounting principles (GAAP), was $120.99 at March 31, 2018, compared to $125.63 at December 31, 2017. Adjusted book value per Common share amounted to $93.55 at March 31, 2018, an increase of $4.88 from December 31, 2017, after payment of a quarterly Common Stock dividend of 90 cents per share. Book value per Common share and adjusted book value per Common share benefited by $0.13 and $2.09, respectively, as a result of implementing Accounting Standards Update (“ASU”) 2016-01, a new accounting standard for equity investments. In addition, both book value per Common share and adjusted book value per Common share as of December 31, 2017 have been adjusted to reflect a $0.39 benefit as a result of eliminating the one-month reporting lag in the Gibraltar Life and Other operations.

●	During the first quarter of 2018, the Company acquired 3.3 million shares of its Common Stock at a total cost of $375 million, for an average price of $112.46 per share, under the December 2017 authorization by Prudential’s Board of Directors to repurchase, at management’s discretion, up to $1.5 billion of the Company’s outstanding Common Stock during the period from January 1, 2018, through December 31, 2018. From the commencement of repurchases in July 2011, through March 31, 2018, the Company has acquired 105 million shares of its Common Stock at a total cost of $8 billion, for an average price of $76.40 per share.

●	Excluding holdings of the Closed Block division, net unrealized gains on general account fixed maturity investments were $27.0 billion at March 31, 2018, compared to $32.0 billion at December 31, 2017; gross unrealized losses were $3.2 billion at March 31, 2018, compared to $1.5 billion at December 31, 2017.

SIGNIFICANT ITEMS

●	Net income and adjusted operating income each include a pre-tax benefit of $16 million, or 3 cents per Common share, in Individual Annuities to reflect the impact of market performance on deferred policy acquisition and other costs and reserves for guaranteed minimum benefits.

●	In the year-ago quarter, net income and adjusted operating income each included a benefit of $19 million, or 3 cents per Common share, reflecting the impact of market performance on Individual Annuities results.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported first quarter results. Net income attributable to Prudential Financial, Inc., was $1.363 billion ($3.14 per Common share) for the first quarter of 2018, compared to $1.369 billion ($3.09 per Common share) for the first quarter of 2017. After-tax adjusted operating income was $1.340 billion ($3.08 per Common share) for the first quarter of 2018, compared to $1.237 billion ($2.79 per Common share) for the first quarter of 2017.

Adjusted operating income does not equate to net income as determined in accordance with GAAP, but is the measure used by the Company to evaluate segment performance and to allocate resources, and is the measure of segment performance presented below. Consolidated adjusted operating income is a non-GAAP measure of financial performance. Adjusted book value is a non-GAAP measure of financial position. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures.” Reconciliations of these measures to the most comparable GAAP measures are provided in the tables that accompany this release.

RESULTS OF ONGOING OPERATIONS

The Company’s ongoing operations include the U.S. Individual Solutions, U.S. Workplace Solutions, Investment Management, and International Insurance divisions, as well as Corporate and Other operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

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Prudential Financial, Inc. First Quarter 2018 Earnings Release	Page 3

U.S. Individual Solutions Division:

The U.S. Individual Solutions division, consisting of the Individual Annuities and Individual Life segments, reported adjusted operating income of $555 million for the first quarter of 2018, compared to $586 million in the year-ago quarter.

INDIVIDUAL ANNUITIES SEGMENT ($ millions)	1Q:18	1Q:17
Adjusted operating income	$519	$468
Significant items included above:
Impact from updated estimates of profitability driven by market performance in relation to our assumptions	$16	$19

The Individual Annuities segment reported adjusted operating income of $519 million in the current quarter, compared to $468 million in the year-ago quarter. Updated estimates of the profitability for this business driven by market performance in relation to our assumptions, resulted in a net benefit of $16 million in the current quarter and a benefit of $19 million in the year-ago quarter.

Excluding the effect of the foregoing items, results for the Individual Annuities segment increased $54 million from the year-ago quarter. This increase reflects higher policy fees, net of associated risk management and other related costs, partially offset by a lower contribution from net investment spread results. The increase in net policy fees was driven by an increase in average variable annuity account values and lower risk management costs. The current quarter contribution from net investment spread included returns on non-coupon investments and prepayment fees that were approximately $5 million below our average expectations, as compared to returns approximately $15 million above our average expectations in the year-ago quarter.

INDIVIDUAL LIFE SEGMENT ($ millions)	1Q:18	1Q:17
Adjusted operating income	$36	$118

The Individual Life segment reported adjusted operating income of $36 million for the current quarter, compared to $118 million in the year-ago quarter. The decrease primarily reflects lower underwriting results, including the ongoing impact of the second quarter 2017 annual review and update of actuarial assumptions and other refinements, and a lower contribution from net investment spread results. The current quarter claims experience, inclusive of reinsurance, associated reserve updates and amortization, was approximately $45 million less favorable than our average expectations in comparison to approximately $50 million less favorable than our average expectations in the year-ago quarter. In addition, underwriting results included a negative impact of approximately $20 million from current quarter updates of reserves. The contribution from net investment spread in the current quarter included returns on non-coupon investments and prepayment fees approximately $10 million below our average expectations, as compared to returns approximately $15 million above our average expectations in the year-ago quarter.

U.S. Workplace Solutions Division:

The U.S. Workplace Solutions division, consisting of the Retirement and Group Insurance segments, reported adjusted operating income of $372 million for the first quarter of 2018, compared to $431 million in the year-ago quarter.

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Prudential Financial, Inc. First Quarter 2018 Earnings Release	Page 4

RETIREMENT SEGMENT ($ millions)	1Q:18	1Q:17
Adjusted operating income	$317	$397

The Retirement segment reported adjusted operating income of $317 million for the current quarter, compared to $397 million in the year-ago quarter. This decrease reflects a lower contribution from net investment spread results and higher expenses, partially offset by a more favorable contribution from case experience. The current quarter contribution from net investment spread included returns on non-coupon investments and prepayment fees that were approximately $20 million below our average expectations, as compared to returns approximately $65 million above our average expectations in the year-ago quarter. The current quarter contribution to results from case experience was approximately $55 million more favorable than our average expectations in comparison to approximately $50 million more favorable than our average expectations in the year-ago quarter.

GROUP INSURANCE SEGMENT ($ millions)	1Q:18	1Q:17
Adjusted operating income	$55	$34

The Group Insurance segment reported adjusted operating income of $55 million in the current quarter, compared to $34 million in the year-ago quarter. The increase reflects more favorable underwriting results, partially offset by a lower contribution from net investment spread results and higher expenses.

Investment Management Division:

Investment Management reported adjusted operating income of $232 million for the current quarter, compared to $196 million in the year-ago quarter.

INVESTMENT MANAGEMENT ($ millions)	1Q:18	1Q:17
Adjusted operating income	$232	$196

The increase in Investment Management adjusted operating income was driven by higher asset management fees, reflecting an increase in assets under management primarily from fixed income net inflows and equity market appreciation. In addition, results reflect a $16 million higher contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities, which amounted to $45 million for the current quarter. These increases were partially offset by higher expenses.

International Insurance Division:

The International Insurance division reported adjusted operating income of $856 million for the first quarter of 2018, as compared to $799 million in the year-ago quarter.

LIFE PLANNER OPERATIONS ($ millions)	1Q:18	1Q:17
Adjusted operating income	$416	$408

Adjusted operating income of Life Planner operations was $416 million for the current quarter, compared to $408 million in the year-ago quarter. This increase was primarily driven by business growth, partially offset by a lower contribution from net investment spread results and higher expenses. The current quarter contribution from net investment spread results included returns on non-coupon investments and prepayment fees approximately $5 million below our average expectations in comparison to returns approximately $10 million above our average expectations in the year-ago quarter. Claims experience was approximately $15 million less favorable than our average expectations in both the current quarter and year-ago quarter. Foreign currency exchange rates had a negligible impact on results in comparison to the year-ago quarter.

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Prudential Financial, Inc. First Quarter 2018 Earnings Release	Page 5

GIBRALTAR LIFE AND OTHER OPERATIONS ($ millions)	1Q:18	1Q:17
Adjusted operating income	$440	$391

Adjusted operating income of Gibraltar Life and Other operations was $440 million for the current quarter, compared to $391 million in the year-ago quarter. This increase primarily reflects seasonally higher earnings previously reported in the second quarter now being reflected in the first quarter due to the elimination of a one-month reporting lag. In addition, current quarter results benefited from more favorable policy benefits experience and business growth, partially offset by a lower contribution from net investment spread results. The current quarter contribution from net investment spread results included returns on non-coupon investments and prepayment fees approximately $10 million below our average expectations in comparison to returns approximately $5 million above our average expectations in the year-ago quarter. Foreign currency exchange rates had a negligible impact on results in comparison to the year-ago quarter.

Corporate and Other Operations:

Corporate and Other operations reported a loss, on an adjusted operating income basis, of $294 million in the first quarter of 2018, compared to a loss of $352 million in the year-ago quarter.

CORPORATE AND OTHER OPERATIONS ($ millions)	1Q:18	1Q:17
Adjusted operating income	$(294)	$(352)

The decreased loss compared to the year-ago quarter primarily reflects lower net expenses in the current quarter, including lower costs for employee benefit and compensation plans tied to equity market returns, and higher income from the qualified pension plan, partially offset by lower net investment income.

ASSETS UNDER MANAGEMENT

Assets under management amounted to $1.389 trillion at March 31, 2018, compared to $1.299 trillion a year earlier.

NET INCOME AND INVESTMENT PORTFOLIO

Net income attributable to Prudential Financial, Inc. amounted to $1.363 billion for the first quarter of 2018, compared to $1.369 billion for the year-ago quarter.

Current quarter net income includes $64 million of pre-tax net realized investment gains and related charges and adjustments. The foregoing net gains include net pre-tax gains of $340 million from products that contain embedded derivatives or guarantees and associated hedging activities, largely driven by the impact of widening credit spreads on our risk of non-performance, and net pre-tax gains of $28 million from general portfolio and related activities. The foregoing gains were partially offset by net pre-tax losses of $269 million primarily related to derivatives used for risk management including foreign currency and asset and liability duration management and other risk mitigation activities, and $35 million from impairments and sales of credit-impaired investments.

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Prudential Financial, Inc. First Quarter 2018 Earnings Release	Page 6

Net income for the current quarter reflects a pre-tax decrease of $403 million in recorded asset values and a pre-tax decrease of $418 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent mark-to-market adjustments.

Net income for the current quarter also reflects a pre-tax loss of $81 million from divested businesses, primarily related to derivatives used for asset and liability duration management in the Long-Term Care business.

Net income for the year-ago quarter included $38 million of pre-tax net realized investment gains and related charges and adjustments. The foregoing gains include pre-tax gains of $180 million from general portfolio and related activities and $48 million from products that contain embedded derivatives or guarantees and associated derivative portfolios that are part of a hedging program related to the risks of these products. The foregoing gains were partially offset by pre-tax losses of $171 million primarily related to derivatives used in risk management activities including foreign currency and asset and liability duration management and $19 million from impairments and sales of credit-impaired investments.

Excluding holdings of the Closed Block division, gross unrealized losses on general account fixed maturity investments at March 31, 2018 amounted to $3.239 billion, including $2.803 billion on high and highest quality securities based on NAIC or equivalent ratings, and amounted to $1.507 billion at December 31, 2017. Net unrealized gains on these investments amounted to $26.990 billion at March 31, 2018, compared to $32.013 billion at December 31, 2017.

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations of these measures to the most directly comparable GAAP measures are included in this release.

Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. However, the effectiveness of our hedging program will ultimately be reflected in adjusted operating income over time. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income beginning on January 1, 2018 as a result of the adoption of ASU 2016-01.

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Prudential Financial, Inc. First Quarter 2018 Earnings Release	Page 7

Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholders liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses, and as of December 31, 2017 certain deferred taxes resulting from the change in the U.S. tax rate enacted with the Tax Cuts and Jobs Act. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, adjusted operating income and adjusted book value are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide a reconciliation of adjusted operating income to net income in accordance with GAAP and a reconciliation of adjusted book value to GAAP book value. The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historic information relating to our financial performance is located on our Web site at www.investor.prudential.com.

EARNINGS CONFERENCE CALL

Members of Prudential’s senior management will host a conference call on Thursday, May 3, 2018, at 11 a.m. ET, to discuss with the investment community the Company’s first quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through May 18. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2 p.m. on May 3, through May 10, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 439433.

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Prudential Financial, Inc. First Quarter 2018 Earnings Release	Page 8

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of March 31, 2018, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Laura Burke, (973) 802-9489, laura.burke@prudential.com

Financial Highlights

(in millions, unaudited)

	Three Months Ended March 31
	2018	2017
Income Statement Data:
Net income attributable to Prudential Financial, Inc.	$1,363	$1,369
Income attributable to noncontrolling interests	1	3

Net income	1,364	1,372

Less: Earnings attributable to noncontrolling interests	1	3

Income attributable to Prudential Financial, Inc.	1,363	1,369

Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	22	22

Income (after-tax) before equity in earnings of operating joint ventures	1,341	1,347

Less: Reconciling Items:
Realized investment gains, net, and related charges and adjustments	64	38
Investment gains (losses) on assets supporting experience-rated contractholder liabilities, net	(403)	44
Change in experience-rated contractholder liabilities due to asset value changes	418	(12)
Divested businesses:
Closed Block Division	(9)	34
Other divested businesses	(72)	6
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(26)	(28)

Total reconciling items, before income taxes	(28)	82

Less: Income taxes, not applicable to adjusted operating income	(29)	(28)

Total reconciling items, after income taxes	1	110

After-tax adjusted operating income (1)	1,340	1,237

Income taxes, applicable to adjusted operating income	381	423

Adjusted operating income before income taxes (1)	$1,721	$1,660

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended March 31
	2018	2017
Earnings per share of Common Stock (diluted):

Net income attributable to Prudential Financial, Inc.	$3.14	$3.09
Less: Reconciling Items:
Realized investment gains, net, and related charges and adjustments	0.15	0.09
Investment gains (losses) on assets supporting experience-rated contractholder liabilities, net	(0.94)	0.10
Change in experience-rated contractholder liabilities due to asset value changes	0.97	(0.03)
Divested businesses:
Closed Block Division	(0.02)	0.08
Other divested businesses	(0.17)	0.01
Difference in earnings allocated to participating unvested share-based payment awards	—	—

Total reconciling items, before income taxes	(0.01)	0.25
Less: Income taxes, not applicable to adjusted operating income	(0.07)	(0.05)

Total reconciling items, after income taxes	0.06	0.30

After-tax adjusted operating income	$3.08	$2.79

Weighted average number of outstanding Common shares (basic)	422.0	429.9

Weighted average number of outstanding Common shares (diluted)	430.9	439.1

Earnings related to interest, net of tax, on exchangeable surplus notes	$5	$4

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation:
Net income	$16	$16
After-tax adjusted operating income	$16	$15

Prudential Financial, Inc. Equity (as of end of period):

GAAP book value (total PFI equity) at end of period (7)	$51,830	$46,951
Less: Accumulated other comprehensive income (AOCI)	14,761	14,643

GAAP book value excluding AOCI (7)	37,069	32,308
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains/losses	(2,892)	(3,060)

Adjusted book value (7)	39,961	35,368

Number of diluted shares at end of period (2)	432.5	435.8

GAAP book value per Common share - diluted (3)(7)	120.99	107.46
GAAP book value excluding AOCI per share - diluted (4)(7)	86.86	74.13
Adjusted book value per Common share - diluted (4)(7)	93.55	81.15

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$519	$468
Individual Life	36	118

Total U.S. Individual Solutions Division	555	586

Retirement	317	397
Group Insurance	55	34

Total U.S. Workplace Solutions Division	372	431

Investment Management	232	196

Total Investment Management Division	232	196

International Insurance	856	799

Total International Insurance Division	856	799

Corporate and Other operations	(294)	(352)

Adjusted operating income before income taxes	1,721	1,660

Reconciling Items:
Realized investment gains, net, and related charges and adjustments	64	38
Investment gains (losses) on assets supporting experience-rated contractholder liabilities, net	(403)	44
Change in experience-rated contractholder liabilities due to asset value changes	418	(12)
Divested businesses:
Closed Block Division	(9)	34
Other divested businesses	(72)	6
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(26)	(28)

Total reconciling items, before income taxes	(28)	82

Income before income taxes and equity in earnings of operating joint ventures for Prudential Financial, Inc.	$1,693	$1,742

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended March 31
	2018	2017
U.S. Individual Solutions Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,724	$1,440

Net redemptions	$(1,171)	$(913)

Total account value at end of period	$164,651	$160,319

Individual Life Insurance Annualized New Business Premiums (5):
Term life	$49	$49
Guaranteed Universal life	21	53
Other Universal life	26	21
Variable life	29	23

Total	$125	$146

U.S. Workplace Solutions Division:
Retirement Segment:

Full Service:

Deposits and sales	$9,922	$6,736

Net additions	$1,768	$46

Total account value at end of period	$236,120	$210,400

Institutional Investment Products:

Gross additions	$688	$4,042

Net withdrawals	$(4,201)	$(199)

Total account value at end of period	$191,518	$185,115

Group Insurance Annualized New Business Premiums (5):
Group life	$243	$186
Group disability	140	115

Total	$383	$301

Investment Management Division:

Investment Management Segment:
Assets managed by Investment Management (in billions, as of end of period):
Institutional customers	$489.6	$445.2
Retail customers	246.2	217.6
General account	420.0	406.1

Total Investment Management	$1,155.8	$1,068.9

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$19.4	$15.9

Net additions (withdrawals), other than money market	$(0.2)	$0.5

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$14.6	$13.0

Net additions, other than money market	$1.0	$0.1

International Insurance Division:

International Insurance Annualized New Business Premiums (5)(6):
Actual exchange rate basis	$758	$891

Constant exchange rate basis	$745	$894

See footnotes on last page.

Financial Highlights

(in billions, as of end of period, unaudited)

	Three Months Ended March 31
	2018	2017
Assets and Asset Under Management Information:

Total assets (7)	$829.7	$797.6

Assets under management (at fair market value):
U.S. Individual Solutions Division	115.7	119.1
U.S. Workplace Solutions Division	86.2	84.3
Investment Management Division	1,155.8	1,068.9
International Insurance Division	30.8	26.5

Total assets under management	1,388.5	1,298.8
Client assets under administration	218.4	185.2

Total assets under management and administration	$1,606.9	$1,484.0

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.
(2)	Diluted shares as of March 31, 2018 include 5.88 million shares due to the dilutive impact of conversion of exchangeable surplus notes (“ESNs”) when book value per common share (i.e., book value per common share, book value excluding AOCI per share and adjusted book value per common share) is greater than $85.00. Diluted shares as of March 31, 2017 do not include shares related to ESNs due to the antidilutive impact of conversion of ESNs when book value per common share (i.e., book value excluding AOCI per share and adjusted book value per common share) is less than $86.92.
(3)	Reflecting the dilutive impact of ESNs when book value per common share is greater than $85.00, to calculate book value per common share as of March 31, 2018, equity is increased by $500 million and diluted shares include 5.88 million shares. As of March 31, 2017, book value per common share includes a $500 million increase in equity and a 5.75 million increase in diluted shares, reflecting the dilutive impact of ESNs when book value per common share is greater than $86.92.
(4)	The exchangeable surplus notes are subject to customary antidilution adjustments and the exchange rate is accordingly revalued in the fourth quarter of each year. Reflecting the dilutive impact of ESNs when book value per common share is greater than $85.00, to calculate book value excluding AOCI per share and adjusted book value per common share as of March 31, 2018, equity is increased by $500 million and diluted shares include 5.88 million shares. As of March 31, 2017, the conversion of ESNs is antidilutive as book value excluding AOCI per share and adjusted book value per common share is less than $86.92.
(5)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.
(6)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 111 per U.S. dollar and Korean won 1,150 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.
(7)	In the first quarter of 2018, the Company eliminated the one-month reporting lag for balance sheet and results of operations of Gibraltar Life Insurance Company, Ltd. (“Gibraltar Life”) consolidated operations. As a result, prior period amounts include an increase resulting from the elimination of Gibraltar Life’s one-month reporting lag.